Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., February 17, 2010, — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the fourth quarter and 12 months ended December 31, 2009. InterMune also highlighted its recent clinical development and business activities, and previewed upcoming milestones in 2010.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “Fourth quarter and recent events have been highlighted by the very important developments related to the regulatory progress of pirfenidone for the treatment of patients with idiopathic pulmonary fibrosis, or IPF. Our New Drug Application (NDA) for pirfenidone was granted Priority Review status on January 4, and is scheduled to be discussed at an FDA advisory committee meeting on March 9, 2010. If approved by the FDA, pirfenidone would be the first approved medicine for the approximately 100,000 Americans who suffer from this terrible disease. Regarding Europe, we currently expect to submit a Marketing Authorization Application (MAA) for pirfenidone in the European Union in the current quarter.”

Mr. Welch continued, “We were pleased to report in January promising top-line results of the multiple-ascending-dose study of ritonavir-boosted RG7227 (ITMN-191) with standard of care, and look forward to providing further data on RG7227 during the year.”

Clinical Development, Business Highlights and Upcoming Milestones

Pirfenidone:

•	On January 4, we announced the NDA for pirfenidone had been accepted for review by the FDA, and was granted “Priority Review” status with an expected PDUFA action date of May 4, 2010.

•	On February 1, 2010, we reported that the pirfenidone NDA is scheduled to be discussed at the FDA’s Pulmonary-Allergy Drugs Advisory Committee (PADAC) meeting on March 9, 2010.

•	A Marketing Authorization Application (MAA) for pirfenidone for the treatment of IPF is expected to be submitted to the European Medicines Agency (EMA) in the current quarter.

•	Seven abstracts concerning pirfenidone and IPF have been accepted for presentations at the Annual Meeting of the American Thoracic Society (ATS) in New Orleans, May 14-19, 2010.

RG7227:

•

On January 11, we reported preliminary, top-line results of a Phase 1b multiple-ascending-dose (MAD) study of low doses of once-daily and twice-daily RG7227 co-administered with low-dose ritonavir in combination with standard of care (SOC) for 15 days in treatment-naïve HCV-infected patients. Preliminary data from the first two cohorts of the study indicated that in the presence of SOC, the majority of patients achieved an undetectable level of HCV RNA after 15 days of treatment. No drug-related serious adverse events have been reported to date. InterMune and our collaboration partner Roche plan to amend the protocol of the on-going Phase 1b MAD study to evaluate 12 weeks of RG7227 ritonavir-boosted therapy plus SOC.

•	The companies anticipate presenting the results of the MAD ritonavir-boosting study at a medical conference in the first half of 2010, subject to abstract acceptance.

•

Un-blinded 4-week RVR (rapid virologic response) and 12-week EVR (early virologic response) data from the 12-week regimens of the Phase 2b study of un-boosted RG7227 plus SOC are expected to be reported late in the first quarter or early in the second quarter of 2010.

•

A Phase 2b study of ritonavir-boosted RG7227 plus SOC is expected to begin in Q3 of 2010. This study replaces the previously planned 24-week un-boosted regimens of the on-going Phase 2b triple combination study.

•

InterMune and Roche today reported that the next step in the INFORM direct antiviral agent (DAA) program is planned to be a study combining RG7128 with ritonavir-boosted RG7227 involving treatment durations of at least 12 weeks and evaluating sustained virologic response (SVR). The ritonavir-boosted DAA study to evaluate SVR may begin in the second half of 2010; the exact timing will be based on emerging data from the on-going studies. The companies also announced today that given the importance of generating longer-term safety and SVR data for ritonavir-boosted RG7227 in combination with RG7128, the previously planned INFORM-2 four-week study will not be conducted.

Financial:

•

On January 29, 2010, InterMune completed a public offering of 8,050,000 shares of common stock, including the underwriters’ over-allotment, with net proceeds to the company of $106.8 million (after payment of the underwriting discounts and commissions, and expenses).

Fourth Quarter and Full-Year 2009 Financial Results (Unaudited)

InterMune reported total revenue in the fourth quarter of 2009 of $6.6 million, compared with $7.4 million in the fourth quarter of 2008, reflecting lower off-label physician prescriptions of Actimmune® (gamma interferon-1b) for the treatment of IPF, which InterMune does not promote. Total revenue for the full year 2009 was $48.7 million, compared with $48.2 million in 2008. Total revenue for 2009 reflects higher revenue from the collaboration with Roche for the development of protease inhibitors. Collaboration revenue in 2009 included a $20.0 million milestone in connection with the initiation of the Phase 2b study of RG7227. Collaboration revenue in 2008 included a $15.0 million development milestone payment from Roche.

Research and development (R&D) expenses in the fourth quarter of 2009 were $21.2 million compared with $26.2 million in the fourth quarter of 2008. R&D expenses were $89.1 million for the 12 months ended December 31, 2009, compared with $104.2 million in 2008. Lower R&D expenses in both periods reflect completion of the CAPACITY clinical trials in early 2009, partially offset by increased expenses associated with the RECAP extension study, the Phase 2b study of RG7227 in patients chronically infected with HCV and the preparation of the NDA and MAA for pirfenidone.

General and administrative (G&A) expenses were $10.6 million in the fourth quarter of 2009, compared with $7.9 million in the same period a year earlier, an increase of 34%. G&A expenses were $37.5 million in the full year 2009, an increase of 23% from $30.6 million in 2008. The additional G&A expenses are primarily attributed to costs related to preparation for the potential commercialization of pirfenidone, which is subject to regulatory approvals.

The net loss for the fourth quarter of 2009 was $28.6 million, or $0.62 per share, compared with a net loss of $33.8 million, or $0.87 per share, in 2008. Net loss for the full year was $116.0 million, or $2.62 per share, compared with a net loss of $106.5 million, or $2.73 per share, in 2008.

As of December 31, 2009, InterMune had cash, cash equivalents and available-for-sale securities of approximately $99.6 million, which does not include net proceeds of $106.8 million from the public offering completed on January 29, 2010.

Accelerated DOJ Payment

As prescribed in the company’s 2006 Settlement Agreement with the Department of Justice (DOJ), InterMune made an accelerated payment to the DOJ in early 2010 of approximately $9.2 million. As a result, the balance of the company’s liability under the settlement is satisfied and no further payments will be due pursuant to the Settlement Agreement.

Financial Guidance for 2010

Due to the significant pirfenidone-related regulatory events anticipated in the first half of 2010, InterMune currently expects to provide forward-looking financial guidance for 2010 following completion of those events.

Conference Call and Webcast Details

InterMune will host a conference call today at 4:30 p.m. EST to discuss its financial results for the fourth quarter and full year 2009, and forward-looking information regarding upcoming milestones in 2010. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 973-200-3372 (international), conference ID# 57121282. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 57121282. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY) and a New Drug Application (NDA) has been accepted for Priority Review by the FDA. The hepatology portfolio includes the HCV protease inhibitor compound RG7227 (ITMN-191) that entered Phase 2b in August 2009 and a second-generation HCV protease inhibitor research program. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines and the likelihood of regulatory success. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Pirfenidone failed to achieve statistical significance on the primary endpoint in one of its two pivotal clinical trials and there can be no assurance that the regulatory authorities in either the United States or Europe will grant regulatory approval based upon these data, in combination with the other efficacy and safety results the company has submitted in support of its NDA filing and currently intends to submit in support of its MAA filing.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” attached as Exhibit 99.3 to InterMune’s Form 8-K filed with the SEC on January 20, 2010, and other periodic reports filed with the SEC, including the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results; (viii) risks related to timely patient enrollment and retention in clinical trials; (ix) the results of the InterMune CAPACITY trials of pirfenidone differ in some respects from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone and there can be no assurance that the U.S. or European regulatory authorities will approve the use of pirfenidone for the treatment of IPF; (x) the results as reported by Shionogi concerning their Phase 3 trial may differ from those published or presented in a peer-reviewed forum; and (xi) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 8-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® is a registered trademark of InterMune, Inc.

Financial tables follow

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31		Year Ended December 31
	2009	2008*	2009	2008*
Revenue, net
Actimmune	$5,793	$6,583	$25,428	$29,880
Collaboration revenue	818	818	23,272	18,272

Total revenue, net	6,611	7,401	48,700	48,152
Costs and expenses:
Cost of goods sold	1,260	1,713	6,997	8,989
Research and development	21,173	26,178	89,138	104,206
General and administrative	10,550	7,891	37,461	30,635
Acquired research and development milestones	—	—	15,250	—
Restructuring charges	(98)	—	697	—

Total costs and expenses	32,885	35,782	149,543	143,830
Loss from operations	(26,274)	(28,381)	(100,843)	(95,678)
Interest income	229	972	1,727	5,616
Interest expense	(2,195)	(3,090)	(10,129)	(13,156)
Loss on extinguishment of debt	(750)	—	(11,014)	(1,294)
Other income (expense)	350	(3,373)	6,393	(2,087)

Loss from continuing operations before income taxes	(28,640)	(33,872)	(113,866)	(106,599)
Income tax expense/(benefit)	(63)	—	2,154	—

Loss from continuing operations	(28,577)	(33,872)	(116,020)	(106,599)
Discontinued operations:
Income (loss) from discontinued operations	—	32	—	103

Net loss	$(28,577)	$(33,840)	$(116,020)	$(106,496)

Basic and diluted loss per share:
Continuing operations	$(0.62)	$(0.87)	$(2.62)	$(2.73)
Discontinued operations	—	—	—	—

Net loss per share	$(0.62)	$(0.87)	$(2.62)	$(2.73)

Shares used in computing basic and diluted net loss per share	45,942	39,062	44,347	38,982

*	As restated due to the adoption of the guidance in the Debt Topic of the FASB ASC, formerly FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31, 2009	December 31, 2008*
Cash, cash equivalents and available-for-sale securities	$99,604	$154,713
Other assets	15,123	17,097

Total assets	$114,727	$171,810

Total other liabilities	$26,093	$40,443
Liability under government settlement	9,193	23,665
Deferred collaboration revenue	59,717	62,989
Convertible senior notes	125,524	155,084
Stockholders’ deficit	(105,800)	(110,371)

Total liabilities and stockholders’ deficit	$114,727	$171,810

*	As restated due to the adoption of the guidance in the Debt Topic of the FASB ASC, formerly FSP APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”

# # #